Exhibit 10.2

SEVERANCE AND EMPLOYMENT CONTINUATION AGREEMENT

THIS SEVERANCE AND EMPLOYMENT CONTINUATION AGREEMENT (this "Agreement") is entered into as of December 5, 2022 (the "Effective Date") by and between Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the "Company") and [Executive] (the "Executive") (each referred to herein as a "Party", and, collectively, the "Parties").

WHEREAS, this Agreement replaces and supersedes all previous agreements between the Executive and the Company concerning the subject matter herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.          Definitions.  For purposes of this Agreement, the terms listed in this Section 1 have the meanings set forth herein and are supplemented by the information set forth in the Exhibit A to this Agreement.

(a)          Accrued Obligations. "Accrued Obligations" shall mean (i) any Base Salary earned through the Executive's termination of employment that remains unpaid; (ii) any annual incentive bonus payable with respect to any fiscal year which ended prior to the effective date of the Executive's termination of employment, which remains unpaid; (iii) any accrued but unused personal time off days; (iv) any unpaid reimbursement due to the Executive on or prior to the date of such termination of employment under the Company's expense reimbursement policy; and (v) any vested and non-forfeitable employee benefits to which Executive is entitled upon termination of the Executive's employment with the Company in accordance with the terms and conditions of any applicable plan or award agreement.

(b)          Act.  "Act" shall mean the Securities Exchange Act of 1934, as amended.

(c)          Base Salary.  "Base Salary" shall mean the annual base salary paid by the Company as of the date of termination of employment (without regard to any reduction that gives rise to Good Reason).

(d)          Board.  "Board" shall mean the Board of Directors of the Company.

(e)          Cause.  "Cause" shall mean any of the following grounds for the Executive's termination of employment: (i) conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (ii) an act or acts of dishonesty or gross misconduct which results or is intended to result in material damage to the Company's business or reputation; (iii) any material violation of Company insider trading policies, any Company employment policies, or the Company's code of conduct; or (iv) willful and continued failure to substantially perform the required duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or Disability or any actual or anticipated failure after a termination for Good Reason) after a written demand for substantial performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed the required duties.

(f)          Change in Control.  a "Change in Control" shall mean the date upon which any of the following events occur:

(i)          The Company acquires actual knowledge that any Person (as that term is used in Sections 13(d) and 14(d) of the Act), other than the Company, a subsidiary, or any employee benefit plan(s) sponsored by the Company or a subsidiary, has acquired the Beneficial Ownership (as determined under Rule 13d-3 under the Act), directly or indirectly, of securities of the Company entitling such Person to 30% or more of the Voting Power of the Company;

(ii)         At any time less than 51% of the members of the Board (excluding vacant seats) shall be Continuing Directors; or

(iii)        The consummation of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power, and in substantially the same proportions as they held prior to such transaction, of (A) in the case of a merger or consolidation, the surviving or resulting corporation, (B) in the case of a share exchange, the acquiring corporation or (C) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 30% of the consolidated assets of the Company immediately prior to the transaction.

Notwithstanding the foregoing, if required in order to comply with section 409A of the Code, then for purposes of payment of any amount upon the Change in Control, no Change in Control shall be deemed to have occurred upon an event described in items (i) - (iii) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code.

(g)          Change in Control Period. "Change in Control Period" shall mean the period commencing on the effective date of a Change in Control and ending on the second anniversary of such Change in Control.

(h)          CIC Termination. "CIC Termination" shall mean termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason during the Change in Control Period, provided that, in either case, a Change in Control actually occurs.

(i)          Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

(j)          Committee. "Committee" shall mean the Compensation Committee of the Board or its delegate designated consistent with applicable law.

(k)          Continuing Directors. "Continuing Directors" shall mean a director of the Company who either (a) was a director of the Company on the Effective Date or (b) is an individual whose election, or nomination for election, as a director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company which would be subject to Rule 14a-11 under the Act, or any successor rule).

(l)          Disability. "Disability" shall have the meaning as set forth in section 409A(a)(2)(C) of the Code.

(m)          Good Reason. "Good Reason" shall mean the occurrence of one or more of the following, without the Executive's consent:

(i)          An assignment of duties inconsistent in any way materially adverse to the Executive's position, authority, responsibilities, title or status;

(ii)         Any other material adverse change in position, responsibilities, authority, title or status, including the Executive ceasing to hold the position and title held immediately before a Change in Control, or a substantially similar position, or removal from such position or failure to re-elect the Executive to such position (other than due to Cause, Disability, retirement, death or other termination of employment in accordance with this Agreement);

(iii)        Material reduction in the Executive's salary or incentive compensation opportunity;

(iv)        Failure of the Company to comply with any material provision of this Agreement, including a purported termination of employment by the Company other than in accordance with this Agreement;

(v)         Change in the geographic location of the Executive's offices of more than thirty-five (35) miles from the location of such offices immediately prior to the relocation; or

(vi)        Failure of the Company to obtain assumption of this Agreement by a successor entity.

The Executive must provide written notice of termination of employment for Good Reason to the Company within sixty (60) days after the event constituting Good Reason first occurs, which notice shall state such Good Reason in reasonable detail.  The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive's notice of termination of employment.  If the Company does not correct the act or failure to act, the Executive must terminate the Executive's employment for Good Reason within sixty (60) days after the end of the cure period, in order for the termination of employment to be considered a Good Reason termination of employment.

(n)          Monthly Benefits Costs. "Monthly Benefits Costs" shall mean an amount equal to the Company’s portion of the monthly premium cost of the medical, dental, and vision insurance coverage the Company provides to the Executive as of the date of Executive's termination of employment.

(o)          Pro-Rated Annual Bonus. "Pro-Rated Annual Bonus" shall mean the annual bonus amount the Executive would be entitled to receive for the fiscal year in which the Executive’s employment terminates, based on the actual achievement of the applicable Company performance goals for such year (and with any subjective goals treated as achieved at not less than target, and without the application of any negative discretion by the Board) as determined as of the end of the fiscal year, prorated based on the number of days Executive was employed during the fiscal year of Executive’s termination, paid at the same time as the Company pays annual bonuses for such fiscal year to other executives.

(p)          Release. "Release" shall mean a written release of any and all claims against the Company and its affiliates, with respect to all matters arising out of the Executive's employment with the Company, in the form provided by the Company.

(q)          Target Annual Bonus.  "Target Annual Bonus" shall mean the Executive's target annual incentive bonus amount (measured at the target level, identified "goal" target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) as in effect under the Company's applicable annual bonus plan for the year of the Executive's termination of employment.

(r)          Voting Power. "Voting Power" shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the Company to elect directors by a separate class vote); and "Voting Shares" shall mean all securities of the Company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the Company to elect directors by a separate class vote).

2.          Term.  This Agreement shall commence on the Effective Date and shall continue until terminated pursuant to the terms of this Agreement (the "Term").

3.          Termination of Employment Without Cause or Resignation for Good Reason.  The Company may terminate the Executive's employment with the Company at any time without Cause upon not less than thirty (30) days' prior written notice to the Executive, and the Executive may resign for Good Reason according to the process set forth in Section 1(m).

4.          Payment and Benefits Upon a Termination of Employment Without Cause or Resignation for Good Reason Other than During a Change in Control Period.

(a)          If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, other than during a Change in Control Period, if the Executive executes and does not revoke the Release in accordance with Section 4(b), and so long as the Executive continues to comply with the provisions of Section 10 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(i)          On the 61st day following the date of termination, a lump sum payment equal to the sum of (A) the Executive's Base Salary plus 1/52 of the Executive's Base Salary for each full year of the Executive's service with the Company and (B) Executive's Target Annual Bonus; provided, however, that the amount described in clause (A) shall not exceed in the aggregate an amount equal to one and a half (1.5) times Base Salary;

(ii)         On the 61st day following the date of termination, a lump sum payment equal to the Monthly Benefits Cost multiplied by the number of full months of Base Salary that is represented by the Base Salary severance payment determined in accordance with subsection (a)(i)(A) above;

(iii)        Payment of a Prorated Annual Bonus at the same time and on the same terms as annual bonuses for the year of the Executive's termination are paid to other executives of the Company, but in any event no later than March 15 of the calendar year following the calendar year in which the Executive's termination of employment occurs;

(iv)        On the 61st day following the date of termination, payment of a lump sum amount of $50,000 to defray transition costs; and

(v)         Effective as of the date of termination, each outstanding equity award that was granted to the Executive on or after January 1, 2022 and is held by the Executive immediately prior to the date of termination (each, a "Post-2021 Equity Grant") shall be treated in accordance with the following terms, except to the extent that the applicable award agreement provides for more favorable treatment to the Executive: (A) a pro-rata portion of each Post-2021 Equity Grant which vests based upon the Executive's continued service over time shall become vested and/or exercisable, as the case may be, based on the portion of the vesting period that has elapsed as of the date of termination, and shall be paid according to the terms of the grant agreement; (B) a pro-rata portion of each Post-2021 Equity Grant which vests based upon attainment of performance criteria shall remain outstanding (based on the portion of the vesting period that has elapsed as of the date of termination) and shall vest based on performance during the applicable performance period pursuant to the terms and conditions of the agreement evidencing such performance-based award; (C) after giving effect to clauses (A) and (B), the vested portion of each Post-2021 Equity Grant that is a stock option or stock appreciation right shall be exercisable until the earlier of (x) the expiration date of such stock option or stock appreciation right under the grant agreement or (y) the third anniversary of the date of termination; and (D) the unvested portion of any Post-2021 Equity Grant after giving effect to clauses (A) and (B) shall be forfeited;

Provided, however, that the payment dates set forth in this Section 4(a) shall be subject to the requirements set forth in Section 17(h), if applicable, in all respects. Outstanding equity awards that were granted to the Executive prior to January 1, 2022 shall be subject to the terms of the applicable award agreements.

(b)          Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 4(a) of this Agreement unless (i) prior to the 60th day following the Executive's date of termination (or such other date as may be required by law), Executive executes a Release, and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.  If the Executive does not sign, or the Executive revokes, the Release, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

5.          Death and Disability.  If the Executive's employment is terminated by reason of the Executive's death or Disability, then the Executive, or the Executive's estate, as applicable, shall be entitled to receive payment of the Accrued Obligations and a Pro-Rated Annual Bonus, payable at the same time and on the same terms as annual bonuses for the year of the Executive's termination are paid to other executives of the Company, but in any event no later than March 15 of the calendar year following the calendar year in which the Executive's termination of employment occurs.  Outstanding equity awards shall be subject to the terms of the applicable award agreements; provided, however, that vesting treatment shall include full vesting upon termination of employment due to death or Disability, subject to adjustment for performance during the applicable performance period for any such awards that vest based on attainment of performance criteria.

6.          Cause.  The Company may terminate the Executive's employment at any time for Cause, in which event the Executive shall be entitled to receive payment of the Accrued Obligations.  Outstanding equity awards shall be subject to the terms of the applicable award agreements.

7.          Voluntary Termination other than for Good Reason. The Executive may, upon not less than thirty (30) days' written notice to the Company, voluntarily terminate his or her employment for any reason other than Good Reason, in which event the Executive shall be entitled to receive payment of the Accrued Obligations.  Outstanding equity awards shall be subject to the terms of the applicable award agreements.

8.          Payment and Benefits Upon a CIC Termination.

(a)          CIC Termination.  Notwithstanding anything to the contrary herein, if a CIC Termination occurs, if the Executive executes and does not revoke the Release in accordance with Section 8(b), and so long as the Executive continues to comply with the provisions of Section 10 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(i)          On the 61st day following the date of the CIC Termination, a single lump sum payment of an amount equal to two (2) times Executive's Base Salary and two (2) times Executive's Target Annual Bonus;

(ii)         On the 61st day following the date of the CIC Termination, a lump sum payment equal to the Monthly Benefits Cost multiplied by twenty-four (24);

(iii)        Payment of a Prorated Annual Bonus at the same time and on the same terms as annual bonuses for the year of the Executive's termination are paid to other executives of the Company, but in any event no later than March 15 of the calendar year following the calendar year in which the Executive's termination of employment occurs;

(iv)        On the 61st day following the date of the CIC Termination, payment of a lump sum amount of $50,000 to defray transition costs; and

(v)         Effective as of the date of the CIC Termination, except to the extent that the applicable award agreement provides for more favorable treatment to the Executive, (A) all Post-2021 Equity Grants held by the Executive immediately prior to the CIC Termination which vest based upon the Executive's continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the date of the CIC Termination, and shall be paid according to the terms of the grant agreement, (B) all Post-2021 Equity Grants held by the Executive immediately prior to the CIC Termination which vest based upon attainment of performance criteria shall become immediately vested assuming maximum performance results and shall be paid according to the terms of the applicable award agreement, and (C) each Post-2021 Equity Grant that is a stock option or stock appreciation right held by the Executive shall be exercisable until the earlier of (x) the expiration date of such stock option or stock appreciation right under the grant agreement or (y) the third anniversary of the date of termination;

Provided, however, that the payment dates set forth in Section 8(a) shall be subject to the requirements set forth in Section 17(h) in all respects. Outstanding equity awards that were granted to the Executive prior to January 1, 2022 shall be subject to the terms of the applicable award agreements.

(b)          Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 8(a) of this Agreement unless (i) prior to the 60th day following the Executive's date of termination (or such other date as may be required by law), the Executive executes a Release, and (ii) any applicable revocation period has expired during such 60-day period without the Executive revoking such Release. If the Executive does not sign, or the Executive revokes, the Release, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

9.          Section 280G.  In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction.  No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit.  The determinations under this Section shall be made as follows:

(a)         The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code.  The term "Excise Tax" means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)          Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.  Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)          All determinations to be made under this Section shall be made by an independent nationally recognized accounting firm or compensation consultant selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the "Accounting Firm").  The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  The Company and the Executive shall cooperate in case of a potential change in ownership or control of the Company to in good faith consider alternatives to mitigate any Section 280G exposure, including the valuation of any noncompetition covenants and/or acceleration of incentive compensation, although the Company cannot guaranty any such alternative arrangements  will be available or approved by the Company and neither the Executive nor the Company shall be obligated to enter into any such arrangements. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

10.          Restrictive Covenants.

(a)          Confidential Information.

(i)          The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (A) obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and (B) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(ii)         No Company policy or individual agreement between the Company and the Executive (including this Agreement) shall prevent the Executive from providing, without prior notice to the Company, information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company's past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

(iii)        The U.S. Defend Trade Secrets Act of 2016 ("DTSA") provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)          Non-Competition and Non-Solicitation. See Annex A for the applicable non-competition and non-solicitation provisions.

(c)          Non-Disparagement.  The Executive shall not disparage the Company or their respective officers, directors, investors, employees, and affiliates or make any public statement reflecting negatively on the Company or their respective officers, directors, investors, employees, and affiliates, including (without limitation) any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement.  Nothing in this Section shall prohibit the Executive from testifying truthfully in any forum or to any governmental agency.

(d)          Proprietary Information.  At all times the Executive shall hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information (defined below) of the Company, except as such disclosure, use or publication may be required in connection with the Executive's work for the Company, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if a determination is made to resist the disclosure.  For purposes of this Section 10(d), "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company or its respective affiliated entities, including (without limitation) any information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship; provided, that it shall not include any information that is known to the Company to be publicly available.

(e)          Invention Assignment.  All inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to either the Company's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (the "Work Product") belong to the Company and not to the Executive.  The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term of this Agreement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(f)          Return of Property.  Upon the Executive's termination of employment with the Company for any reason, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive's possession, under the Executive's control or to which the Executive may have access.  The Executive will not reproduce or appropriate for the Executive's own use, or for the use of others, any property, Proprietary Information or Work Product.

(g)          Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 10 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall (i) be entitled to pursue an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Section 10 and (ii) have no further obligation to make any payments to the Executive hereunder following any finding by a court or an arbitrator that the Executive has engaged in a material violation of the covenants and obligations contained in this Section 10. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The Company may withhold amounts otherwise payable to the Executive and recoup amounts previously paid to the Executive under this Agreement upon any violation of the provisions of this Section 10.

11.          Obligations Upon Termination of Employment.  Upon and after the Executive's termination of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (i) provide a complete copy of this Agreement to any person, entity or association which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship, and (ii) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

12.          Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's costs (or cause such costs to be paid) in so asserting, including, without limitation, reasonable attorneys' fees and expenses, if the Executive is the prevailing Party in such contest, as determined by the arbitrators selected pursuant to Section 16 hereof to resolve such contest or as determined pursuant to Section 10(g), as applicable. Any payment to Executive shall be made within thirty (30) days following the final decision rendered in such arbitration or other proceeding.

13.          Non-Exclusivity of Rights; Resignation from Boards.

(a)          Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify; provided, however, that if the Executive becomes entitled to and receives the severance payments described in this Agreement, the Executive hereby waives the Executive's right to receive payments under any severance plan or similar program applicable to employees of the Company.

(b)          If the Executive's employment with the Company terminates for any reason, the Executive shall immediately resign from all boards of directors of the Company, any affiliates and any other entities for which the Executive serves as a representative of the Company and any committees thereof.

(c)          The Executive agrees that the Executive will be subject to any compensation clawback, recoupment, and anti-hedging and pledging policies that may be applicable to the Executive as an employee of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof.

14.          Entire Agreement; Amendments.

(a)          This Agreement and the other agreements referred to herein contain the entire agreement between the Parties hereto and supersede any and all prior agreements and understandings concerning the Executive's employment by the Company.

(b)          This Agreement shall not be terminated, altered or otherwise amended, except pursuant to an instrument in writing signed by each of the Parties hereto (including any successors and legal representatives).

15.          Notices.  All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)          if to the Company, to:

Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212
Attention: General Counsel

(ii)         if to the Executive, to the address in the Company's personnel records.

All such notices and other communications shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally recognized, overnight courier, on the Business Day following dispatch, and (D) in the case of mailing, on the third Business Day following such mailing.  As used herein, "Business Day" shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Pennsylvania are not required to be open.

16.          Arbitration. Except to the extent provided in Section 10(g), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the City of Pittsburgh, Commonwealth of Pennsylvania, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

17.          Miscellaneous Provisions.

(a)          Descriptive Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

(b)          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.

(c)          Waiver of Breach.  No delay or omission by a Party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such Party from time to time and as often as may be deemed expedient or necessary by such Party in its sole discretion.

(d)          Severability.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the Parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e)          Benefits of Agreement; Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 9 or 10, will continue to apply in favor of the successor.

(f)          Remedies.  All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. The Executive acknowledges that in the event of a breach of any of the Executive's covenants contained in Sections 9 or 10, the Company shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

(g)          Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(h)          Compliance with Section 409A of the Code.

(i)         This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, to the extent applicable.  Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the "short term deferral" exemption under Treasury Regulations section 1.409A-1(b)(4), to the maximum extent applicable, and then under the "separation pay" exemption under Treasury Regulations section 1.409A-1(b)(9)(iii), to the maximum extent applicable.  Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  As used in this Agreement, the term "termination of employment" shall mean the Executive's "separation from service" with the Company within the meaning of section 409A of the Code and the regulations promulgated thereunder.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment.   For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive's execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii)        Notwithstanding anything herein to the contrary, if, at the time of the Executive's termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a "specified employee" (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the "short-term deferral exception" under Treasury Regulations section 1.409A-1(b)(4), and the "separation pay exception" under Treasury  Regulations section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six (6) months following the Executive's separation of service with the Company.  If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following Executive's separation of service with the Company. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive's estate within sixty (60) days after the date of the Executive's death.

(i)          Full Settlement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment.

(j)          Government Agency Exception. Nothing in this Agreement is intended to prohibit or restrict the Executive from: (i) making any disclosure of information required by process of law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, this Agreement does not bar the Executive's right to file an administrative charge with the Equal Employment Opportunity Commission ("EEOC") and/or to participate in an investigation by the EEOC.

(k)          Survival.  The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(l)          Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement may be executed and delivered by facsimile.

[Signature Page Follows]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:
Name:
Title:

EXECUTIVE

Annex A
Restrictive Covenants

(U.S. Employees)

1.          Non-Competition.  Because of the Company's legitimate business interest and the valuable consideration offered to the Executive to which Executive would not otherwise be entitled, including as described in Section 4 and 8, and except where prohibited by state or local law, the Executive covenants and agrees that during the Executive's period of employment with the Company and for a period of one (1) year after Executive ceases to be employed by the Company, the Executive will not directly or indirectly, on the Executive's own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise which develops, produces, markets, sells or services any product or service which is the same as or similar to products or services manufactured and sold by the business or function the Executive worked for in the last two years of employment with the Company. This covenant is limited to any state in the United States of America and country in which the Company is or has been doing business during the twelve (12) months prior to the Executive's date of termination. This covenant does not prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that the Executive's ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, the corporation. The Executive acknowledges that as an executive, the Executive has access to Company-wide confidential strategic information and customer information for the Executive's business or function, that disclosure of that information to a competitor or use of that information by a competitor would cause the Company irreparable harm, that this covenant is reasonably necessary to protect that information, and that the Executive has received sufficient consideration for the covenants contained herein. The Executive agrees that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect. The Executive acknowledges that, if required by applicable law, the Company advised the Executive to consult with an attorney before agreeing to this covenant and provided the Executive with at least 14 days to review and consider this covenant before agreeing to it.

2.          Non-Solicitation.  Because of the Company's legitimate business interest and the valuable consideration offered to the Executive to which the Executive would not otherwise be entitled, including as described in Section 4 and 8, and except where prohibited by state or local law, the Executive covenants and agrees that for a period of one (1) year after the Executive ceases to be employed by the Company, the Executive will not, for his or herself, as an agent or employee, or on behalf of any person, association, partnership, corporation or other entity, directly or indirectly, solicit the business, or aid to assist anyone else in the solicitation of business from, any customer or prospective customer of the Company or supplier of parts used in the manufacturing of products by the Company with whom the Executive had direct or indirect contact or about whom the Executive may have acquired any knowledge while employed by or through the Executive's employment with the Company. The Executive also agrees that, during the Executive's employment with the Company and for one (1) year after the Executive ceases to be employed by the Company, the Executive will not, directly or indirectly: solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire or participate in the hiring or interviewing of any employee of the Company; or provide names or other information about the Company's employees for the purpose of assisting others to hire or interview such employees. For purposes of this paragraph, a Company employee means any person who is a then-current Company employee or was employed by the Company within the six (6) months preceding any alleged solicitation of any action by the Executive that violates this covenant. The Executive acknowledges that this covenant is reasonable, and that the Executive has received sufficient consideration for the covenants contained herein. The Executive agrees that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect. The Executive acknowledges that, if required by applicable law, the Company advised the Executive to consult with an attorney before agreeing to this covenant and provided the Executive with at least 14 days to review and consider this covenant before agreeing to it.

Restrictive Covenants

(French Employees)

1.          Non-Competition.  Except where prohibited by state or local law, the Executive covenants and agrees that during the Executive's period of employment with the Company and for a period of one (1) year after the Executive ceases to be employed by the Company, the Executive will not directly or indirectly, on the Executive's own behalf or on behalf of or in conjunction with any person, business, association, partnership, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise which develops, produces, markets, sells or services any product or service which is the same as or similar to products or services manufactured and sold by the business or function the Executive worked for in the last two years of the Executive's employment, or directly or indirectly, solicit the business, or aid or assist anyone else in the solicitation of business from, any customer or prospective customer of the Company or supplier of parts used in the manufacturing of products by the Company with whom the Executive had direct or indirect contact or about whom the Executive may have acquired any knowledge while employed by the Company. This covenant is limited to the European Union, Switzerland and the United Kingdom. During this period of non-competition, the Executive will receive a monthly gross indemnity corresponding to 50% of the average gross monthly salary received over the last twelve (12) months of employment with the Company, increased to 60% of the average monthly salary if the Executive is dismissed by the Company and until the Executive finds new employment, which shall be reduced by any severance payments Executive may receive pursuant to the terms of the Agreement, within the limits of the non-competition period. The Executive acknowledges that this covenant is reasonable, and that the Executive has received sufficient consideration for the covenants contained herein. The Executive agrees that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect. In any case, the Company shall be entitled to waive this obligation, provided however that it informs the Executive in writing within the eight (8)-day period following the notification of the termination of the Agreement.

2.          Non-Solicitation of Employees.  The Executive also agrees that, during the Executive's period of employment with the Company and for one (1) year after the Executive ceases to be employed by the Company, the Executive will not, directly or indirectly: solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire or participate in the hiring or interviewing of any employee of the Company; or provide names or other information about the Company's employees for the purpose of assisting others to hire or interview such employees. For purposes of this paragraph, a Company employee means any person who is a then-current Company employee or was employed by Company within six (6) months of any action by the Executive that violates this covenant. The Executive acknowledges that this covenant is reasonable, and that the Executive has received sufficient consideration for the covenants contained herein. The Executive agrees that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect.